Exhibit 10.1

AMENDED AND RESTATED OSI SYSTEMS, INC.

DEFERRED COMPENSATION PLAN

Effective
April 25, 2014

TABLE OF CONTENTS

Page

ARTICLE I
Establishment and Purpose	1

ARTICLE II
Definitions	1

ARTICLE III
Eligibility and Participation	8

ARTICLE IV
Deferrals	8

ARTICLE V
Company Contributions	11

ARTICLE VI
Benefits	12

ARTICLE VII
Modifications to Payment Schedules	16

ARTICLE VIII
Valuation of Account Balances; Investments	16

ARTICLE IX
Administration	17

ARTICLE X
Amendment and Termination	18

ARTICLE XI
Informal Funding	19

ARTICLE XII
Claims	19

ARTICLE XIII
General Provisions	23

i

ARTICLE I
Establishment and Purpose

OSI Systems, Inc. (the “Company”) hereby adopts the Amended and Restated OSI Systems, Inc. Deferred Compensation Plan (the “Plan”), effective April 25, 2014.  The Plan amends and restates in its entirety the OSI Systems, Inc. Deferred Compensation Plan.

The purpose of the Plan is to attract and retain key employees by providing each Participant with an opportunity to defer receipt of a portion of their salary, bonus, commission, and other specified compensation (if any).  The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by a Participating Employer to pay benefits in the future.  Participants in the Plan shall have the status of general unsecured creditors of the Company or the Adopting Employer, as applicable.  Each Participating Employer shall be solely responsible for payment of the benefits of its employees and their beneficiaries.  The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for eligible employees who are part of a select group of management or highly compensated employees of the Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  Any amounts set aside to defray the liabilities assumed by the Company or an Adopting Employer will remain the general assets of the Company or the Adopting Employer and shall remain subject to the claims of the Company’s or the Adopting Employer’s creditors until such amounts are distributed to the Participants.

ARTICLE II
Definitions

2.1                               Account.  Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Participating Employer to a Participant as determined under the terms of the Plan.  The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms.  Reference to an Account means any such Account established by the Committee, as the context requires.  Accounts are intended to constitute unfunded obligations within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.2                               Account Balance.  Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3                               Adopting Employer.  Adopting Employer means an Affiliate who, with the consent of the Company, has adopted the Plan for the benefit of its eligible employees.

2.4                               Affiliate.  Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.5                               Beneficiary.  Beneficiary means a natural person, estate, or trust designated by a Participant to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.  The Participant’s spouse, if living, otherwise the Participant’s estate, shall be the Beneficiary if:  (i) the Participant has failed to properly designate a Beneficiary; or (ii) all designated Beneficiaries have predeceased the Participant.

2.6                               Business Day.  A Business Day is each day on which the New York Stock Exchange is open for business.

2.7                               Change in Control.  Change in Control, with respect to a Participating Employer that is organized as a corporation, occurs on the date on which any of the following events occur:  (i) a change in the ownership of the Participating Employer; (ii) a change in the effective control of the Participating Employer; or (iii) a change in the ownership of a substantial portion of the assets of the Participating Employer.

For purposes of this Section, a change in the ownership of the Participating Employer occurs on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer that, together with stock held by such person or group constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Participating Employer.  A change in the effective control of the Participating Employer occurs on the date on which either:  (i) a person, or more than one person acting as a group, acquires ownership of stock of the Participating Employer possessing thirty percent (30%) or more of the total voting power of the stock of the Participating Employer, taking into account all such stock acquired during the twelve (12) month period ending on the date of the most recent acquisition; or (ii) a majority of the members of the Participating Employer’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of such Board of Directors prior to the date of the appointment or election, but only if no other corporation is a majority shareholder of the Participating Employer.  A change in the ownership of a substantial portion of assets occurs on the date on which any one person, or more than one person acting as a group, other than a person or group of persons that is related to the Participating Employer, acquires assets from the Participating Employer that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Participating Employer immediately prior to such acquisition or acquisitions, taking into account all such assets acquired during the twelve (12) month period ending on the date of the most recent acquisition.

An event constitutes a Change in Control with respect to a Participant only if the Participant performs services for the Participating Employer that has experienced the Change in Control, or the Participant’s relationship to the affected Participating Employer otherwise satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(ii).

The determination as to the occurrence of a Change in Control shall be based on objective facts and in accordance with the requirements of Code Section 409A.

2.8                               Claimant.  Claimant means a Participant or Beneficiary filing a claim under Article XII of this Plan.

2.9                               Code.  Code means the Internal Revenue Code of 1986, as amended from time to time.

2.10                        Code Section 409A.  Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.11                        Committee.  Committee means the Employees of the Company appointed by the Board of Directors of the Company (or the appropriate committee of such board), and their replacements as authorized by the Board of Directors, to administer the Plan.

2.12                        Company.  Company means OSI Systems, Inc.

2.13                        Company Contribution.  Company Contribution means a credit by a Participating Employer to a Participant’s Account(s) in accordance with the provisions of Article V of the Plan.  Company Contributions are credited at the sole discretion of the Participating Employer and the fact that a Company Contribution is credited in one year shall not obligate the Participating Employer to continue to make such Company Contribution in subsequent years.  Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

2.14                        Compensation.  Compensation means a Participant’s base salary, bonus, commission, and such other cash or equity-based compensation (if any) approved by the Committee as Compensation that may be deferred under this Plan.  Compensation shall not include any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.

2.15                        Compensation Deferral Agreement.  Compensation Deferral Agreement means an agreement between a Participant and a Participating Employer that specifies:  (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV; and (ii) the Payment Schedule applicable to one or more Accounts.  The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component.  Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to eighty percent (80%) of their base salary and up to one hundred percent (100%) of other types of Compensation for a Plan Year.  A Compensation Deferral Agreement may also specify the investment allocation described in Section 8.4.

2.16                        Corrective Distribution.  Corrective Distribution means the amount of any 401(k) plan Excess Contribution (within the meaning of Code Section 401(k)(8) which is distributed to a Participant during any Plan Year.

2.17                       Death Benefit.  Death Benefit means the benefit payable under the Plan to a Participant’s Beneficiary(ies) upon the Participant’s death as provided in Section 6.1 of the Plan.

2.18                        Deferral.  Deferral means a credit to a Participant’s Account(s) that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV.  Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so that it does not exceed one hundred percent (100%) of the cash Compensation of the Participant remaining after deduction of all required income and employment taxes, 401(k) and other employee benefit deductions, and other deductions required by law.  Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

2.19                        Disabled or Disability.  Disabled or Disability means that a Participant is, by reason of any medically-determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months: (a) unable to engage in any substantial gainful activity, or (b) receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer.  The Committee shall determine whether a Participant is Disabled in accordance with Code Section 409A, provided, however, that a Participant shall be deemed to be Disabled if determined to be totally disabled by the Social Security Administration.  The determination of whether a Participant is Disabled shall be made in compliance with Treas. Reg. §1.409A-3(i)(4).

2.20                        Disability Benefit.  Disability Benefit means the benefit payable under the Plan upon the Participant’s Disability, as provided under Section 6.1 of the Plan.

2.21                        Earnings.  Earnings means an adjustment to the value of an Account in accordance with Article VIII.

2.22                        Effective Date.  Effective Date means, for purposes of the Plan (as amended and restated), April 25, 2014, the date on which the Plan (as amended and restated) was adopted by the Board.

2.23                        Eligible Employee.  Eligible Employee means a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee from time to time in its sole discretion.

2.24                        Employee.  Employee means a common-law employee of an Employer.

2.25                        Employer.  Employer means, with respect to Employees it employs, the Company and each Affiliate.

2.26                       ERISA.  ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.27                        Participant.  Participant means an Eligible Employee who has been given notification of his or her eligibility to defer Compensation under the Plan under Section 3.1 and any other person with an Account Balance greater than zero, regardless of whether such individual continues to be an Eligible Employee.  A Participant’s continued participation in the Plan shall be governed by Section 3.2 of the Plan.

2.28                        Participating Employer.  Participating Employer means the Company and each Adopting Employer.

2.29                        Payment Schedule.  Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.30                        Performance-Based Compensation.  Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months.  Organizational or individual performance criteria are considered pre-established if established in writing by not later than ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established.  The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in accordance with Treas. Reg. Section 1.409A-1(e) and subsequent guidance.

2.31                        Plan.  Generally, the term Plan means the “Amended and Restated OSI Systems, Inc. Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter.  However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also mean a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.32                        Plan Year.  Plan Year means January 1 through December 31.

2.33                        Separation from Service.  An Employee incurs a Separation from Service upon termination of employment with the Employer.  Whether a Separation from Service has occurred shall be determined by the Committee in accordance with Code Section 409A.

Except in the case of an Employee on a bona fide leave of absence as provided below, an Employee is deemed to have incurred a Separation from Service if the Employer and the Employee reasonably anticipated that the level of services to be performed by the Employee after a date certain would be reduced to twenty percent (20%) or less of the average services rendered by the Employee during the immediately preceding thirty-six (36) month period (or the total period of employment, if less than thirty-six (36) months), disregarding periods during which the Employee was on a bona fide leave of absence.

An Employee who is absent from work due to military leave, sick leave, or other bona fide leave of absence shall incur a Separation from Service on the first date immediately following the later of:  (i) the six (6) month anniversary of the commencement of the leave; or (ii) the expiration of the Employee’s right, if any, to reemployment under statute or contract.  Notwithstanding the preceding, however, an Employee who is absent from work due to a physical or mental impairment that is expected to result in death or last for a continuous period of at least six (6) months and that prevents the Employee from performing the duties of his position of employment or a similar position shall incur a Separation from Service on the first date immediately following the twenty-ninth (29) month anniversary of the commencement of the leave.

For purposes of determining whether a Separation from Service has occurred, the Employer means the Employer as defined in Section 2.23 of the Plan, except that for purposes of determining whether another organization is an Affiliate of the Company, common ownership of at least fifty percent (50%) shall be determinative.

The Committee specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a Separation from Service with respect to a Participant providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction.  Such determination shall be made in accordance with the requirements of Code Section 409A.

2.34                        Separation from Service Account.  Separation from Service Account means an Account established by the Committee to record the amounts payable to a Participant upon Separation from Service.  Unless the Participant has established a Specified Date Account for a portion or all of his/her Deferrals, all Deferrals shall be allocated to the Separation from Service Account on behalf of the Participant.

2.35                        Separation from Service Benefit.  Separation from Service Benefit means the benefit payable to a Participant under the Plan following the Participant’s Separation from Service.

2.36                        Specified Date Account.  A Specified Date Account means an Account established by the Committee to record the amounts payable at a future date as specified in the Participant’s Compensation Deferral Agreement.  Unless otherwise determined by the Committee, a Participant may maintain no more than five (5) Specified Date Accounts.  A Specified Date Account may be identified in enrollment materials as an “In-Service Account” or such other name as established by the Committee without affecting the meaning thereof.

2.37                        Specified Date Benefit.  Specified Date Benefit means the benefit payable to a Participant under the Plan in accordance with Section 6.1(c).

2.38                        Specified Employee.  Specified Employee means an Employee who, as of the date of his Separation from Service, is a “key employee” of the Company or any Affiliate, any stock of which is actively traded on an established securities market or otherwise.

An Employee is a key employee if he or she meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with applicable regulations thereunder and without regard to Code Section 416(i)(5)) at any time during the twelve (12) month period ending on the Specified Employee Identification Date.  Such

Employee shall be treated as a key employee for the entire twelve (12) month period beginning on the Specified Employee Effective Date.

For purposes of determining whether an Employee is a Specified Employee, the compensation of the Employee shall be determined in accordance with the definition of compensation provided under Treas. Reg. Section 1.415(c)-2(d)(3) (wages within the meaning of Code section 3401(a) for purposes of income tax withholding at the source, plus amounts excludible from gross income under section 125(a), 132(f) (4), 402(e)(3), 402(h)(1)(B), 402(k) or 457(b), without regard to rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed); provided, however, that, with respect to a nonresident alien who is not a Participant in the Plan, compensation shall not include compensation that is not includible in the gross income of the Employee under Code Sections 872, 893, 894, 911, 931 and 933, provided such compensation is not effectively connected with the conduct of a trade or business within the United States.

Notwithstanding anything in this paragraph to the contrary:  (i) if a different definition of compensation has been designated by the Company with respect to another nonqualified deferred compensation plan in which a key employee participates, the definition of compensation shall be the definition provided in Treas. Reg. Section 1.409A-1(i)(2); and (ii) the Company may through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Company, elect to use a different definition of compensation.

In the event of corporate transactions described in Treas. Reg. Section 1.409A-1(i)6), the identification of Specified Employees shall be determined in accordance with the default rules described therein, unless the Employer elects to utilize the available alternative methodology through designations made within the timeframes specified therein.

2.39                        Specified Employee Identification Date.  Specified Employee Identification Date means December 31, unless the Employer has elected a different date through action that is legally binding with respect to all nonqualified deferred compensation plans maintained by the Employer.

2.40                        Specified Employee Effective Date.  Specified Employee Effective Date means the first day of the fourth (4th) month following the Specified Employee Identification Date, or such earlier date as is selected by the Committee.

2.41                        Substantial Risk of Forfeiture.  Substantial Risk of Forfeiture shall have the meaning specified in Treas. Reg. Section 1.409A-1(d).

2.42                        Unforeseeable Emergency.  An Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.43                        Valuation Date.  Valuation Date shall mean each Business Day.

ARTICLE III
Eligibility and Participation

3.1                               Eligibility and Participation.  An Eligible Employee becomes a Participant upon the earlier to occur of:  (i) a credit of Company Contributions under Article V; or (ii) notification of eligibility to participate by the Committee or its authorized representative.

3.2                               Duration.  A Participant shall be eligible to defer Compensation and receive allocations of Company Contributions, subject to the terms of the Plan, for as long as such Participant remains an Eligible Employee.  A Participant who is no longer an Eligible Employee but has not experienced a Separation from Service may not defer Compensation under the Plan but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s).  On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero, and during such time may continue to make allocation elections as provided in Section 8.4.  An individual shall cease being a Participant in the Plan when all benefits under the Plan to which he or she is entitled have been paid.

ARTICLE IV
Deferrals

4.1                               Deferral Elections, Generally.

(a)                                 A Participant may elect to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2.  A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation shall be considered void and shall have no effect with respect to such service period or Compensation.  The Committee may modify any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2 and may limit in its sole discretion the format, timing, components and other elements of any election to defer Compensation under this Article IV, subject to the limitations contained in the Plan.

(b)                                 The Participant shall specify on his or her Compensation Deferral Agreement the amount of Deferrals and the allocation of such Deferrals in accordance with Section 4.3.  A Participant may also specify in his or her Compensation Deferral Agreement the Payment Schedule applicable to his or her Plan Accounts.  If the Payment Schedule is not specified in a Compensation Deferral Agreement, the Payment Schedule shall be the Payment Schedule specified in Section 6.2.

(c)                                  A deferral election shall also indicate whether a Participant elects to defer an additional amount of Compensation equal in amount to any Corrective Distribution received during the Plan Year to which the deferral election refers (“Corrective Distribution Equivalent Deferral”).  Unless otherwise determined by the Committee, in the event that a Participant elects a Corrective Distribution Equivalent Deferral, the total amount of such Deferral will be divided by the number of pay periods remaining in the Plan Year following the receipt by the Participant of the Corrective Distribution, and the resulting amount will be added to the percentage of base salary deferred by such Participant.

4.2                               Timing Requirements for Compensation Deferral Agreements.

(a)                                 First Year of Eligibility.  In the case of the first (1st) year in which an Eligible Employee becomes eligible to participate in the Plan, if permitted by the Committee, he or she has up to thirty (30) days following initial eligibility to submit a Compensation Deferral Agreement with respect to Compensation to be earned during such year.  The Compensation Deferral Agreement described in this paragraph becomes irrevocable upon the end of such thirty (30) day period, or such earlier date as the Committee may provide.  The determination of whether an Eligible Employee may file a Compensation Deferral Agreement under this paragraph shall be determined in accordance with the rules of Code Section 409A, including the provisions of Treas. Reg. Section 1.409A-2(a)(7).

A Compensation Deferral Agreement filed under this paragraph applies only to Compensation earned on and after the date the Compensation Deferral Agreement becomes irrevocable.

(b)                                 Prior Year Election.  Except as otherwise provided in this Section 4.2, if permitted by the Committee, Participants may defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned.  A Compensation Deferral Agreement described in this paragraph shall become irrevocable with respect to such Compensation as of January 1 of the year in which such Compensation is earned.

(c)                                  Performance-Based Compensation.  If permitted by the Committee, Participants may file a Compensation Deferral Agreement with respect to Performance-Based Compensation no later than the date that is six (6) months before the end of the performance period, provided that:

(i)                                     the Participant performs services continuously from the later of the beginning of the performance period or the date the criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)                                  the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

A Compensation Deferral Agreement becomes irrevocable with respect to Performance-Based Compensation as of the day immediately following the latest date for filing such election.  Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void.

(d)                                 Sales Commissions.  Sales commissions (as defined in Treas. Reg. Section 1.409A-2(a)(12)(i)) are considered to be earned by the Participant in the taxable year of the Participant in which the sale occurs.  The Compensation Deferral Agreement applicable to any sales commissions, if permitted by the Committee, must be filed before the last day of the year preceding the year in which the sales commissions are earned, and becomes irrevocable after that date.

(e)                                  Short-Term Deferrals.  Compensation that meets the definition of a “short-term deferral” described in Treas. Reg. Section 1.409A-1(b)(4) may, if permitted by the Committee, be deferred in accordance with the rules of Article VII, applied as if the date the Substantial Risk of Forfeiture lapses is the date payments were originally scheduled to commence, provided, however, that the provisions of Section 7.3 shall not apply to payments attributable to a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)).

(f)                                   Certain Forfeitable Rights.  With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right, an election to defer such Compensation may, if permitted by the Committee, be made on or before the thirtieth (30th) day after the Participant obtains the legally binding right to the Compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse.  The Compensation Deferral Agreement described in this paragraph becomes irrevocable after such thirtieth (30th) day.  If the forfeiture condition applicable to the payment lapses before the end of the required service period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a Change in Control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.

(g)                                  Company Awards.  Participating Employers may unilaterally provide for deferrals of Company awards prior to the date of such awards.  Deferrals of Company awards (such as sign-on, retention, or severance pay) may be negotiated with a Participant prior to the date the Participant has a legally binding right to such Compensation.

(h)                                 “Evergreen” Deferral Elections.  The Committee, in its discretion, may provide in the Compensation Deferral Agreement that such Compensation Deferral Agreement will continue in effect for each subsequent year or performance period.  Such “evergreen” Compensation Deferral Agreements will become effective with respect to an item of Compensation on the date such election becomes irrevocable under this Section 4.2.  An evergreen Compensation Deferral Agreement may be terminated or modified prospectively with respect to Compensation for which such election remains revocable under this Section 4.2.  A Participant whose Compensation Deferral Agreement is cancelled in accordance with Section 4.6 will be required to file a new Compensation Deferral Agreement under this Article IV in order to recommence Deferrals under the Plan.

4.3                               Allocation of Deferrals.  A Compensation Deferral Agreement may, if permitted by the Committee, allocate Deferrals to one or more Specified Date Accounts and/or to the Separation from Service Account.  If no designation is made, Deferrals shall be allocated to the Separation from Service Account.  The Committee may, in its discretion, establish a minimum deferral period for Specified Date Accounts (for example, the third (3rd) Plan Year following the year Compensation subject to the Compensation Deferral Agreement is earned).

4.4                               Deductions from Pay.  The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5                               Vesting.  Participant Deferrals shall be one hundred percent (100%) vested at all times.

4.6                               Cancellation of Deferrals.  The Committee may cancel a Participant’s Deferrals:  (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs; (ii) if the Participant receives a hardship distribution under the Employer’s qualified 401(k) plan, through the end of the Plan Year in which the six (6) month anniversary of the hardship distribution falls; and (iii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six (6) months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the fifteenth (15th) day of the third (3rd) month following the date the Participant incurs the disability (as defined in this paragraph (iii)).

ARTICLE V
Company Contributions

5.1                               Discretionary Company Contributions.  The Participating Employer may, from time to time in its sole and absolute discretion, credit Company Contributions to any Participant in any amount determined by the Participating Employer.  Such contributions will be credited to a Participant’s Separation from Service Account.

5.2                               Vesting.  Company Contributions described in Section 5.1, above, and the Earnings thereon, shall vest in accordance with the vesting schedule(s) established by the Committee at the time that the Company Contribution is made.  The Participating Employer may, at any time, in its sole discretion, increase a Participant’s vested interest in a Company Contribution.  Company Contributions will become 100% vested upon the Participant’s death or Disability while employed by the Company, and immediately prior to a Change in Control.  The portion of a Participant’s Accounts that remains unvested upon his or her Separation from Service after the application of the terms of this Section 5.2 shall be forfeited.

ARTICLE VI
Benefits

6.1                               Benefits, Generally.  A Participant shall be entitled to the following benefits under the Plan:

(a)                                 Separation from Service Benefit.  Upon the Participant’s Separation from Service for reasons other than death, he or she shall be entitled to a Separation from Service Benefit.  The Separation from Service Benefit shall be equal to the vested portion of the Participant’s Separation from Service Account and the unpaid balance of the Participant’s Specified Date Accounts with respect to which payments have not yet commenced, based on the value of those Accounts as of the end of the calendar month immediately preceding the calendar month of distribution.  Payment of the Separation from Service Benefit will be made no later than the end of the month following the month in which Separation from Service occurs, with the actual payment date determined in the sole discretion of the Committee.  Notwithstanding the foregoing, if a Participant is a Specified Employee on the date of such Participant’s Separation from Service, such distribution will be made or begin on the first day of the seventh calendar month following the calendar month in which the Separation from Service occurs to the extent necessary to avoid a “prohibited distribution” under Section 409A(a)(2)(B)(i) of the Code (with any amounts otherwise payable prior to such seventh calendar month instead paid on the first day of such seventh calendar month).  If the Separation from Service Benefit is to be paid in the form of installments, any subsequent installment payments will be paid in accordance with the schedule applicable to such payments.

(b)                                 Specified Date Benefit.  If the Participant has established one or more Specified Date Accounts, he or she shall be entitled to a Specified Date Benefit with respect to each such Specified Date Account.  The Specified Date Benefit shall be equal to the vested portion of the Specified Date Account, based on the value of that Account as of the end of the month designated by the Participant at the time the Account was established.  Payment of the Specified Date Benefit will be made or begin no later than the end of the month following the designated month, with the actual payment or commencement date determined in the sole discretion of the Committee.

(c)                                  Death Benefit.  In the event of the Participant’s death, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit.  The Death Benefit shall be equal to the vested portion of the Separation from Service Account and the unpaid balances of any Specified Date Accounts.  The Death Benefit shall be based on the value of the Accounts as of the end of the month in which death occurred, with payment made no later than the end of the month following the month in which death occurs, with the actual payment date determined in the sole discretion of the Committee.

Each Participant may, pursuant to such procedures as the Committee may specify, designate one or more Beneficiaries in connection with the Plan.  If a Participant is married or has a registered domestic partner and names someone other than his or her spouse or domestic partner, as applicable, as a primary Beneficiary with respect to any portion of his or her Accounts, spousal/partner consent shall be required to be provided in a form designated by the Committee, executed by such Participant’s spouse/partner and returned to the Committee.  A Participant may change or revoke a Beneficiary designation by delivering to the Committee a new designation (or revocation).  Any designation or revocation shall be effective only if it is received in proper form by the Committee.  However, when so received, the designation or revocation shall be effective as of the date the notice is executed, but without prejudice to any Employer on account of any payment made before the change is recorded.  The last effective designation received by the Committee shall supersede all prior designations.  If a Participant dies without having effectively designated a Beneficiary, or if no Beneficiary survives the Participant, the Death Benefit shall be payable (i) to his or her surviving spouse/domestic partner, or (ii) if the Participant is not survived by his or her spouse/domestic partner, to his or her estate.  A former spouse/domestic partner shall have no interest under the Plan, as Beneficiary or otherwise, unless the Participant designates such person as a Beneficiary after dissolution of the marriage/partnership, except to the extent provided under the terms of a domestic relations order as described in Code Section 414(p)(1)(B).

(d)                                 Unforeseeable Emergency Payments.  A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her vested Accounts.  Whether a Participant or Beneficiary is faced with an Unforeseeable Emergency permitting an emergency payment shall be determined by the Committee based on the relevant facts and circumstances of each case, but, in any case, a distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be reimbursed through insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Deferrals under this Plan.  If an emergency payment is approved by the Committee, the amount of the payment shall not exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment.  The amount of the emergency payment shall be subtracted first from the vested portion of the Participant’s Separation from Service Account until depleted and then from the vested Specified Date Accounts, beginning with the Specified Date Account with the latest payment commencement date.  Emergency payments shall be paid in a single lump sum within the ninety (90) day period following the date the payment is approved by the Committee.

(e)                                  Disability Benefit.  In the event that a Participant becomes Disabled on or after the one-year anniversary of the Effective Date, he or she shall be entitled to a Disability Benefit.  The Disability Benefit shall be equal to the vested portion of the Separation from Service Account and the unpaid balances of any Specified Date Accounts.  The payment date for the Disability Benefit shall be no later than the end of the month following the calendar month in which the Committee determined that the Participant has become Disabled, with the actual payment date determined in the sole discretion of the Committee, and the Disability Benefit shall be based on the value of the vested (and, as applicable, unpaid) portion of the Accounts as of the last day of the calendar month in which the Committee makes a determination as to the Participant’s Disability.  In the event that a Participant becomes Disabled prior to the one-year anniversary of the Effective Date, then such Participant shall not be entitled to a Disability Benefit pursuant to this Section 6.1(e) and such Participant shall instead remain eligible to receive a Separation from Service Benefit, a Specified Date Benefit or a Death Benefit, as applicable, pursuant to the Plan.

6.2                               Form of Payment.

(a)                                 Separation from Service Benefit.  A Participant who is entitled to receive a Separation from Service Benefit shall receive payment of such benefit in a single lump sum, unless the Participant elects on his or her initial Compensation Deferral Agreement to have such benefit paid in annual installments, determined and paid in accordance with Section 6.2(g), over a period of two (2) to fifteen (15) years, as elected by the Participant.

(b)                                 Specified Date Benefit.  The Specified Date Benefit shall be paid in a single lump sum, unless the Participant elects on the Compensation Deferral Agreement with which the account was established to have the Specified Date Account paid in annual installments, determined and paid in accordance with Section 6.2(g), over a period of two (2) to five (5) years, as elected by the Participant.

Notwithstanding any Specified Date election of a Participant, if a Participant incurs a Separation from Service, dies or becomes Disabled, in each case before distributions with respect to a Specified Date Account have commenced, such amounts shall be paid in accordance with the time and form of payment applicable to the Participant’s Separation from Service Benefit, Death Benefit, or Disability Benefit (as applicable).  With respect to Specified Date Account Balances that have commenced to be paid in installment payments prior to the date of the Separation from Service, death or Disability, such Specified Date

Accounts shall continue to be paid in accordance with the form of payment election applicable to the Specified Date Account.

(c)                                  Death Benefit.  In the event of the Participant’s death on or after the one-year anniversary of the Effective Date, his or her designated Beneficiary(ies) shall be entitled to a Death Benefit as set forth in Section 6.1(c).  The Death Benefit shall be equal to the vested portion of the Participant’s Separation from Service Account and the unpaid balances of any Specified Date Accounts and shall be payable in a single lump sum.  In the event of the Participant’s death before the one year anniversary of the Effective Date, a designated Beneficiary who is entitled to receive a Death Benefit shall receive payment of such benefit according to the Participant’s Separation from Service Benefit election.

(d)                                 Change in Control.  A Participant will receive his or her Separation from Service Benefit in a single lump sum payment equal to the unpaid balance of all of his or her Accounts if Separation from Service occurs within twenty-four (24) months following a Change in Control.

A Participant or Beneficiary receiving installment payments when a Change in Control occurs, will receive the remaining account balance in a single lump sum within 90 days following the Change in Control, with the actual payment date determined in the sole discretion of the Committee.

(e)                                  Small Account Balances.  The Committee shall pay the value of the Participant’s Accounts upon a Separation from Service in a single lump sum if the balance of such Accounts is not greater than the applicable dollar amount under Code Section 402(g)(1)(B), provided the payment represents the complete liquidation of the Participant’s interest in the Plan.

(f)                                   Rules Applicable to Installment Payments.  If a Payment Schedule specifies installment payments, annual payments will be made beginning as of the payment commencement date for such installments and shall continue on each anniversary thereof until the number of installment payments specified in the Payment Schedule has been paid.  The amount of each installment payment shall be determined by dividing (a) by (b), where (a) equals the Account Balance as of the Valuation Date and (b) equals the remaining number of installment payments.

For purposes of Article VII, installment payments will be treated as a single form of payment.  If a lump sum equal to less than one hundred percent (100%) of the Separation from Service Account is paid, the payment commencement date for the installment form of payment will be the first (1st) anniversary of the payment of the lump sum.

(g)                                  Disability Benefit.  A Participant who is entitled to receive a Disability Benefit shall receive payment of such benefit in a single lump sum.

6.3                               Acceleration of or Delay in Payments.  The Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the

Participant hereunder, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4).  The Committee may also, in its sole and absolute discretion, delay the time for payment of a benefit owed to the Participant hereunder, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).  If the Plan receives a domestic relations order (within the meaning of Code Section 414(p)(1)(B)) directing that all or a portion of a Participant’s Accounts be paid to an “alternate payee,” any amounts to be paid to the alternate payee(s) shall be paid in a single lump sum.

ARTICLE VII
Modifications to Payment Schedules

7.1                               Participant’s Right to Modify.  A Participant may modify any or all of the alternative Payment Schedules with respect to an Account, consistent with the permissible Payment Schedules available under the Plan, provided such modification complies with the requirements of this Article VII.

7.2                               Time of Election.  The date on which a modification election is submitted to the Committee must be at least twelve (12) months prior to the date on which payment is scheduled to commence under the Payment Schedule in effect prior to the modification.

7.3                               Date of Payment under Modified Payment Schedule.  Except with respect to modifications that relate to the payment of a Death Benefit or a Disability Benefit, the date payments are to commence under the modified Payment Schedule must be no earlier than five (5) years after the date payment would have commenced under the original Payment Schedule.  Under no circumstances may a modification election result in an acceleration of payments in violation of Code Section 409A.

7.4                               Effective Date.  A modification election submitted in accordance with this Article VII is irrevocable upon receipt by the Committee and becomes effective twelve (12) months after such date.

7.5                               Effect on Accounts.  An election to modify a Payment Schedule is specific to the Account or payment event to which it applies and shall not be construed to affect the Payment Schedules of any other Accounts.

ARTICLE VIII
Valuation of Account Balances; Investments

8.1                               Valuation.  Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement.  Company Contributions shall be credited to the Separation from Service Account at the times determined by the Committee.  Valuation of Accounts shall be performed under procedures approved by the Committee.

8.2                               Earnings Credit.  Each Account will be credited with Earnings on each Business Day, based upon the Participant’s investment allocation among a menu of investment options selected in advance by the Committee, in accordance with the provisions of this Article VIII (“investment allocation”).

8.3                               Investment Options.  Investment options will be determined by the Committee.  The Committee, in its sole discretion, shall be permitted to add or remove investment options from the Plan menu from time to time, provided that any such additions or removals of investment options shall not be effective with respect to any period prior to the effective date of such change.  In addition, following a Change in Control, the Committee may add or remove an investment option, provided however, that (i) any decision to add or remove an investment option shall be made in good faith, and (ii) there shall at all times be no less than the number of investment options that existed immediately prior to the Change in Control.

8.4                               Investment Allocations.  A Participant’s investment allocation constitutes a deemed, not actual, investment among the investment options comprising the investment menu.  At no time shall a Participant have any real or beneficial ownership in any investment option included in the investment menu, nor shall the Participating Employer or any trustee acting on its behalf have any obligation to purchase actual securities as a result of a Participant’s investment allocation.  A Participant’s investment allocation shall be used solely for purposes of adjusting the value of a Participant’s Account Balances.

A Participant shall specify an investment allocation for each of his Accounts in accordance with procedures established by the Committee.  Allocation among the investment options must be designated in increments of one percent (1%).  The Participant’s investment allocation will become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day.

A Participant may change an investment allocation on any Business Day, both with respect to future credits to the Plan and with respect to existing Account Balances, in accordance with procedures adopted by the Committee.  Changes shall become effective on the same Business Day or, in the case of investment allocations received after a time specified by the Committee, the next Business Day, and shall be applied prospectively.

8.5                               Unallocated Deferrals and Accounts.  If the Participant fails to make an investment allocation with respect to an Account, such Account shall be invested in an investment option, the primary objective of which is the preservation of capital, as determined by the Committee.

ARTICLE IX
Administration

9.1                               Plan Administration.  This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan.  Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XII.

9.2                               Withholding.  The Participating Employer shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit).  Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

9.3                               Indemnification.  The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him or it (including but not limited to reasonable attorney fees) which arise as a result of his or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer.  Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

9.4                               Delegation of Authority.  In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company and such other professional advisors as the Committee may determine.

9.5                               Binding Decisions or Actions.  The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

ARTICLE X
Amendment and Termination

10.1                        Amendment and Termination.  The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article X.  Each Participating Employer may also terminate its participation in the Plan.

10.2                        Amendments.  The Company, by action taken by its Board of Directors, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date) or reduce any rights of a Participant under the Plan or other Plan features with respect to Deferrals made prior to the date of any such amendment or restatement without the consent of the Participant.  The Board of Directors of the Company may delegate to the Committee the authority to amend the Plan without the consent of the Board of Directors for the purpose of:  (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee’s interpretation of the document; and (iv) making such other amendments as the Board of Directors may authorize.

10.3                        Termination.  The Company, by action taken by its Board of Directors, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).  If a Participating Employer terminates its participation in the Plan, the benefits of affected Employees shall be paid at the time provided in Article VI.

10.4                        Accounts Taxable Under Code Section 409A.  The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A.  The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

ARTICLE XI
Informal Funding

11.1                        General Assets.  Obligations established under the terms of the Plan may be satisfied from the general funds of the Participating Employers, or a trust described in this Article XI.  No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Participating Employers.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Participating Employers and any Employee, spouse, or Beneficiary.  To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Participating Employer.

11.2                        Rabbi Trust.  A Participating Employer may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan.  Payments under the Plan may be paid from the general assets of the Participating Employer or from the assets of any such rabbi trust.  Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

ARTICLE XII
Claims

12.1                        Filing a Claim.  Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim.  Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”).

(a)                                 In General.  Notice of a denial of benefits (other than Disability benefits) will be provided within ninety (90) days of the Committee’s receipt of the Claimant’s claim for benefits.  If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial ninety (90) day period.  The extension will not be more than ninety (90) days from the end of the initial ninety (90) day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)                                 Contents of Notice.  If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.  The notice shall:  (i) cite the pertinent provisions of the Plan document; and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary.  The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.  In the case of a complete or partial denial of a Disability benefit claim, the notice shall provide a statement that the Committee will provide to the Claimant, upon request and free of charge, a copy of any internal rule, guideline, protocol, or other similar criterion that was relied upon in making the decision.

(c)                                  Disability Benefits.  Notice of denial of Disability benefits will be provided within forty-five (45) days of the Committee’s receipt of the Claimant’s claim for Disability benefits. If the Committee determines that it needs additional time to review the Disability claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 45-day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Committee. In the event that a 30-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.

12.2                        Appeal of Denied Claims.  A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”).  A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Appeals Committee.  All written comments, documents, records, and other information shall be considered “relevant” if the information:  (i) was relied upon in making a benefits determination; (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision; or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions.  The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)                                 In General.  Appeal of a denied benefits claim (other than a Disability benefits claim) must be filed in writing with the Appeals Committee no later than sixty (60) days after receipt of the written notification of such claim denial.  The Appeals Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim).  If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension.  The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review.  The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)                                 Contents of Notice.  If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

The decision on review shall set forth:  (i) the specific reason or reasons for the denial; (ii) specific references to the pertinent Plan provisions on which the denial is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim; and (iv) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA.

(c)                                  Disability Benefits. Appeal of a denied Disability benefits claim must be filed in writing with the Appeals Committee no later than 180 days after receipt of the written notification of such claim denial. The review shall be conducted by the Appeals Committee (exclusive of the person who made the initial adverse decision or such person’s subordinate). In reviewing the appeal, the Appeals

Committee shall: (i) not afford deference to the initial denial of the claim, (ii) consult a medical professional who has appropriate training and experience in the field of medicine relating to the Claimant’s disability and who was neither consulted as part of the initial denial nor is the subordinate of such individual, and (iii) identify the medical or vocational experts whose advice was obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decision. The Appeals Committee shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal (or within 90 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

(d)                                 For the denial of a Disability benefit, the notice will also include a statement that the Appeals Committee will provide, upon request and free of charge: (i) any internal rule, guideline, protocol or other similar criterion relied upon in making the decision, (ii) any medical opinion relied upon to make the decision, and (iii) the required statement under Section 2560.503-1(j)(5)(iii) of the Department of Labor regulations.

12.3                        Legal Action.  A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claims procedures.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Participating Employer shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings.  If the legal proceeding is brought in connection with a Change in Control, or a “change in control” as defined in a rabbi trust described in Section 11.2, the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees.  For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance and will be included in determining the Participating Employer’s trust funding obligation under Section 11.2.

12.4                        Discretion of Appeals Committee.  All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

ARTICLE XIII
General Provisions

13.1                        Anti-assignment Rule.  No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary.  Notwithstanding anything to the contrary herein, however, the Committee has the discretion to make payments to an alternate payee in accordance with the terms of a domestic relations order (as defined in Code Section 414(p)(1)(B)).

13.2                        No Legal or Equitable Rights or Interest.  No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan.  Participation in this Plan does not give any person any right to be retained in the service of the Participating Employer.  The right and power of a Participating Employer to dismiss or discharge an Employee is expressly reserved.  The Participating Employers make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

13.3                        No Employment Contract.  Nothing contained herein shall be construed to constitute a contract of employment between an Employee and a Participating Employer.

13.4                        Notice.  Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee.  Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.  Written transmission shall be sent by certified mail to:

OSI SYSTEMS, INC.
ATTN:  DIRECTOR OF HUMAN RESOURCES
12525 CHADRON AVENUE
HAWTHORNE, CA 90250

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

13.5                        Headings.  The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

13.6                        Invalid or Unenforceable Provisions.  If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

13.7                        Lost Participants or Beneficiaries.  Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address.  If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing.  The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored.

13.8                        Facility of Payment to a Minor.  If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution:  (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence; or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee.  Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

13.9                        Governing Law.  To the extent not preempted by ERISA, the laws of the State of California shall govern the construction and administration of the Plan.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 25th day of April, 2014, to be effective as of the Effective Date.

OSI Systems, Inc.

By:	/s/ Alan Edrick
Alan Edrick
Its:	Chief Financial Officer